CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment Number 41 to the Registration Statement (Form N-1A) (No. 2-62218) of Legg Mason Cash Reserve Trust of our report dated September 30, 2002 included in the 2002 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 17, 2002